Exhibit 99.1

LHC Group Acquires Assets of Morristown-Hamblen Home Health and Hospice

LAFAYETTE, La.--(BUSINESS WIRE)--LHC Group, Inc. (NASDAQ:LHCG), one of the largest providers of home nursing services in the United States, announced today that it has acquired 100% of the assets of Morristown-Hamblen Home Health and Hospice located in Morristown, Tennessee, from Morristown-Hamblen Healthcare System. This acquisition will operate as a subsidiary of LHC Group’s home care partnership with the University of Tennessee Medical Center. The agencies will operate under the name of Morristown-Hamblen HomeCare and Hospice.

The primary service area has an estimated total population of 1.2 million people, with nearly 15% over the age of 65. The combined net revenue for the most recent 12 months is approximately $2.8 million, and this acquisition is not expected to add materially to earnings in 2008.

“We are honored and pleased to be transitioning our extraordinary employees and patients over to such a fine company,” said Dedra Whitaker, Vice President and Chief Nursing Officer of Morristown-Hamblen Healthcare System. “LHC Group has a proven track record for quality and service dating back to 1994. Please be assured that although the ownership has changed, the same great team of healthcare providers will be caring for your loved ones.”

Joseph Landsman, Chief Executive Officer of the University of Tennessee Medical Center, added, “Our decision to partner with LHC Group in our home care and hospice services has proven to be the correct decision for UTMC on several fronts. We have a great working relationship with Morristown-Hamblen Healthcare System, and we look forward to growing our home care services in concert with the Morristown-Hamblen System.”

Keith G. Myers, Chief Executive Officer of LHC Group, said, “It is with great pleasure that I welcome the employees of Morristown-Hamblen HomeCare and Hospice into our growing LHC Group family. We look forward to working with Morristown-Hamblen Healthcare System to continue their excellent work and to further expand home care and hospice services in their service area.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com